THREE-YEAR CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made effective as of the 18th  day of February, 2014 (the “Effective Date”), by and between Cheviot Savings Bank (the “Bank”), an Ohio-chartered stock savings and loan association with its headquarters located in Cheviot, Ohio and Scott T. Smith (“Executive”).

WITNESSETH

WHEREAS, the Bank desires to be ensured of the Executive’s continued active participation in the business of the Bank; and

WHEREAS, in order to induce the Executive to remain in the employ of the Bank and in consideration of the Executive’s agreeing to remain in the employ of the Bank, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Bank is terminated under specified circumstances.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	TERM OF AGREEMENT

(a)           Three-Year Term, Annual Renewal.  This Agreement shall continue for a term commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Term”). On each annual anniversary of the Effective Date (each an “Anniversary Date”) this Agreement shall automatically renew for an additional year in addition to the then-remaining term (so that the term is three years, and each succeeding one year period shall also be referred to herein as the “Term”), unless at least thirty (30) days prior to or thirty (30) days after such Anniversary Date, either party gives written notice of non-renewal to the other.  Prior to each Anniversary Date, the disinterested members of the Board of Directors of the Bank will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement, and the results thereof will be included in the minutes of the Board’s meeting.  If such notice of non-renewal is given as permitted hereunder, the Term of this Agreement shall be fixed and shall terminate at the end of the twenty-four month period following such Anniversary Date.

 (b)           Potential Change in Control.  Notwithstanding any provision of this Agreement to the contrary, in the event that at any time during the Term of this Agreement, Cheviot Financial Corp., a Maryland corporation (the “Company”) or the Bank has entered into an agreement to effect a transaction which would be a Change in Control (as defined in Section 2(a) hereof), then the Term of this Agreement shall be automatically extended from the date of such agreement through the date that is thirty-six (36) months following the date on which the Change in Control occurs, provided, however, that if the Change in Control does not occur as contemplated, then the Agreement shall automatically renew on the next Anniversary Date, unless a notice of non-renewal is given by either party hereto in the manner set forth in Section 1(a).

(c)           Change in Control.  Notwithstanding any provision of this Agreement to the contrary, in the event of a Change in Control, the Term of this Agreement shall be automatically extended through the date that is thirty-six (36) months following the date on which the Change in Control occurs.

2.	DEFINITIONS

(a)           “Change in Control” shall mean a change in control of the Company or Bank as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, including the following:

(1)
Change in ownership: A change in ownership of the Bank or the Company occurs on the date any one person or group of persons accumulates ownership of more than 50% of the total fair market value or total voting power of the Bank or the Company;  or

(2)
Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a twelve (12)-month period ownership of stock of the Bank or Company possessing 35% or more of the total voting power of the Bank or Company; or (ii) a majority of the Bank’s or Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed in advance by a majority of the Bank’s or Company’s Board of Directors (as applicable), or

(3)
Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Bank’s or Company's assets occurs if, in a twelve (12)-month period, any one person or more than one person acting as a group acquires assets from the Bank or Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Bank’s or Company’s entire assets immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the Bank’s or Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(b)           “Good Reason” shall mean a termination by the Executive following a Change in Control based on the following:

(1) a material diminution in the Executive’s base compensation as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter, (2) a material diminution in the Executive’s authority, duties or responsibilities as in effect immediately prior to the Change in Control, or (3) a material diminution in the authority, duties or responsibilities of the officer (as in effect immediately prior to the date of the Change in Control) to whom the Executive is required to report,

                                   (2) any material breach of this Agreement by the Bank, or

   (3) an involuntary relocation of the Bank’s offices in which Executive is principally employed by more than 10 miles;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank (or its successor) within sixty (60) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(c)           Termination for Cause shall mean:

(1)	the commission by, or indictment of, Executive for any felony involving moral turpitude, deceit, dishonesty, or fraud;

(2)	a material act or acts of dishonesty in connection with the performance of Executive’s duties, including without limitation, material misappropriation of funds or property;

(3)	an act or acts of gross misconduct by Executive; or

(4)
continued, willful, and deliberate non-performance by Executive of duties (other than by reason of illness or disability) which has continued for more than thirty (30) days following written notice of non-performance from the Board.

A determination of whether Executive’s employment shall be terminated for Cause shall be made at a meeting of the Board called and held for such purpose, at which the Board makes a finding that in good faith opinion of the Board an event set forth in clauses (1), (2), (3), or (4) above has occurred and specifying the particulars thereof in detail.

3.	BENEFITS UPON TERMINATION

If the Executive's employment by the Bank shall be terminated in connection with or subsequent to a Change in Control and during the term of this Agreement by (i) the Bank for other than Cause, or (ii) the Executive for Good Reason, then the Bank shall:

(a) pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or beneficiaries or estate, as applicable, a cash severance amount equal to:

(i) two (2) times the Executive’s base salary in effect as of the Date of Termination, and

(ii) two (2) times the highest level of cash incentive compensation earned by the Executive from the Bank in any one of the three calendar years immediately preceding the year in which the termination occurs, and

(iii) payable by lump sum within ten (10) business days of the Date of Termination.

(b) cause to be continued non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to Executive’s termination, with the Executive responsible for his share of employee premiums, for twenty-four (24) months.  Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such non-taxable medical and dental benefits, with such payment to be made by lump sum within ten (10) business days of the Date of Termination, or if later, the date on which the Bank determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.

4.	NOTICE OF TERMINATION

Any purported termination by the Bank or by Executive in connection with or following a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the Date of Termination and, in the event of termination by Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate).  In no event shall the Date of Termination exceed thirty (30) days from the date the Notice of Termination is given.

5.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

6.	REQUIRED REGULATORY AND TAX PROVISIONS

(a)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed in appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)           If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. §1818(x)(1)) of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d)           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Office of the Comptroller of the Currency or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)           Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(f)           Notwithstanding anything else in this Agreement, Executive’s employment shall not be deemed to have been terminated unless and until the Executive has a Separation from Service within the meaning of Section 409A of the Code.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed will be less than 50% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).  If Executive is a “Specified Employee,” as defined in Code Section 409A and any payment to be made under this Agreement shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

7.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

8.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a) This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

(b) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Ohio but only to the extent not superseded by federal law.

12.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within twenty-five (25) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

13.	PAYMENT OF LEGAL FEES

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

14.	OBLIGATIONS OF BANK

The termination of Executive’s employment, other than following a Change in Control, shall not result in any obligation of the Bank under this Agreement.

15.	SUCCESSORS AND ASSIGNS

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

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SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, as of the Effective Date.

                                                                                                              CHEVIOT SAVINGS BANK

       By:   /s/ Thomas J. Linneman
Thomas J. Linneman
President and CEO

EXECUTIVE

       By:   /s/ Scott T. Smith
Scott T. Smith